Exhibit 99.1

 Temecula Valley Bancorp Inc. Announces the Appointment of Martin E.
    Plourd as Executive Vice President, Community Banking Officer


    TEMECULA, Calif.--(BUSINESS WIRE)--July 26, 2005--Temecula Valley Bancorp Inc. (OTCBB:TMCV), the parent of Temecula Valley Bank ("Bank"), announced that Martin E. Plourd has joined the Bank as Executive Vice President, Community Banking Officer. With more than twenty-four years of commercial banking experience, Mr. Plourd will be responsible for community banking relations, overall market strategy, product development, branch expansion and retail banking. "Martin is an outstanding addition to our management team. He will join our team of professionals who are committed to providing our customers with excellent customer service," said Stephen H. Wacknitz, Chairman of the Board, President and CEO.
    Prior to joining Temecula Valley Bank, Plourd served as Executive Vice President, Community Banking Officer for Valley Independent Bank for eighteen years. Throughout his banking career, Mr. Plourd has been an active member in the American Bankers Association, California Bankers Association, Community Bankers Association, as well as other banking industry and civic community organizations, such as the EDC's of the Imperial Valley and Tulare County.
    Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Corona, Fallbrook, Escondido, Rancho Bernardo, El Cajon, Indian Wells and Carlsbad. Temecula Valley Bancorp Inc. was established in June 2002. As a Preferred Lender (PLP) since 1998, the locally owned and operated bank also has SBA loan production offices throughout many parts of the United States. The Bank's website is www.temvalbank.com.



    CONTACT: Temecula Valley Bancorp Inc.
             Stephen H. Wacknitz, 951-694-9940